Sonaecom, S.G.P.S., S.A.

Sociedade com o capital aberto ao investimento do público

Sede: Lugar do Espido - Via Norte - Maia

Matriculada na Conservatória do Registo Comercial da Maia

sob o n.° único de matrícula e Pessoa Colectiva 502 028 351

Capital Social: 366.246.868 Euro

e

Sonaecom, B.V.

Sede: De Boelelaan, 7, 1083 HJ, Amesterdão, Holanda

Matriculada na Câmara de Comércio de Amesterdão sob o n.° 34 243 137

Capital Social: 100.000 Euros

OFERTA PÚBLICA GERAL DE AQUISIÇÃO DE ACÇÕES REPRESENTATIVAS DO CAPITAL SOCIAL DA PORTUGAL TELECOM, SGPS, S. A.

ALTERAÇÃO DO ANÚNCLO DE LANÇAMENTO E DO PROSPECTO

REVISÃO DA CONTRAPARTIDA

Nos termos dos arts. 129.°, n.° 3 e art. 184.° do Código de Valores Mobilários, a Sonaecom,

S.G.P.S., S.A. e a Sonaecom, B.V. informam que decidiram proceder à revisão da contrapartida da oferta, aumentando-a dos anteriores 9,50 Euros por acção para o montante de 10,50 Euros por acção.

O ponto 10 do anÚncio de lançamento passa, por conseguinte, a ter a seguinte redacço:

"A contrapartida oferecida é constituida pela importância, em numerário, de € 1030 (dez euros e cinquenta cêntimos) por cada Acção, ficando disponível no terceiro dia útil seguinte à data da

Sessão Especial de Bolsa destinada a apurar os resultados da Oferta".

Todas referências feitas no prospecto ao montante da contrapartida devem igualmente ser havidas como alteradas, em conformidade com o conteúdo deste anúncio.

Mais se informa que as oferentes renunciam irrevogavelmente à faculdade de proceder a novo aumento da contrapartida, caso se entenda que tal faculdade lhes assistiria, de acordo com os preceitos legais e regulamentares aplicáveis.

Porto, 15 de Fevereiro de 2007

Os Oferentes	O lntermediário Financeiro
Sonaecom, S.G.P.S., S.A.	Banco Santander de Negócios Portugal, SA

Sonaecom, B.V.